SUNEDISON SEMICONDUCTOR REPORTS SECOND QUARTER 2014 RESULTS

St. Peters, Missouri, August 7, 2014 -- SunEdison Semiconductor Limited (NASDAQ OMX: SEMI) ("SunEdison Semiconductor" or the “Company”) today reported financial results for the second quarter ended June 30, 2014.

Highlights:
•Higher sales and lower costs drove sequential growth in profitability
•Gross profit increased 145% sequentially to $20.4 million
•IPO and related financing transactions successfully closed

Second Quarter 2014 Results Review
In the second quarter of 2014, the Company reported strong sequential growth in profitability driven by higher sales and lower costs. Net sales for the second quarter of 2014 were $214.9 million, up 4.3% from first quarter 2014 as a result of higher volume, improved selling prices, and better product mix. Compared to the prior year, sales were down 11.9% on lower volumes and pricing. Gross profit was $20.4 million, or 9.5% of net sales, compared to $8.3 million, or 4.0% of net sales, for the 2014 first quarter and $31.4 million, or 12.9% of net sales, for the 2013 second quarter.
“I am pleased with our performance in the second quarter," said Shaker Sadasivam, SunEdison Semiconductor's President and Chief Executive Officer. "Demand grew and our average selling price increased sequentially despite the competitive market environment. Additionally, lower costs and improved plant utilization contributed to higher gross profit compared to the prior quarter. Our focus over the next several quarters will be on driving profitable growth through the capture of attractive revenue opportunities and relentless cost management."
Adjusted EBITDA was $20.1 million, up 34.0% compared to first quarter 2014 adjusted EBITDA of $15.0 million and down 21.2% compared to 2013 second quarter adjusted EBITDA of $25.5 million. Please see the reconciliation and a description of adjusted EBITDA in the attached financial tables.
Operating profit was $1.3 million, compared to an operating loss of $16.9 million for the 2014 first quarter and an operating loss of $4.2 million for the 2013 second quarter. Second quarter 2014 operating expenses of $19.1 million, or 8.9% of sales, included $10.8 million of net favorable restructuring related reversals.
During the 2014 second quarter, the Company reported operating cash use of $125.2 million which was primarily driven by IPO related items and cash restructuring. The Company ended the quarter with cash and cash equivalents of $115.4 million. Capital expenditures totaled $22.3 million during the quarter.

Initial Public Offering and Related Financing Transactions
On May 28, 2014, the Company closed its initial public offering, selling a total of 8,280,000 ordinary shares at a public offering price of $13.00 per share. The 8,280,000 included all of the underwriters’ overallotment option of 1,080,000 shares.
Concurrent with the IPO, Samsung Fine Chemicals Co., Ltd. purchased $93.6 million of the Company’s ordinary shares in a separate private placement at $13.00 per share, resulting in the issuance of an additional 7,200,000 ordinary shares.  In connection with the IPO, Samsung Electronics, Ltd. transferred to us its remaining 20% interest in MKC as consideration for the issuance of ordinary shares of $31.5 million.

SunEdison Semiconductor
501 Pearl Drive
St. Peters, MO 63376
+1 636 474 5000
www.sunedisonsemi.com

On May 27, 2014, the Company entered into a credit agreement which provides for a senior secured term loan facility of $210.0 million with a term of five years, and a senior secured revolving credit facility of up to $50.0 million with a three-year term. As of June 30, 2014, no amounts were drawn and no letters of credit were issued under the revolving facility.

Conference Call
SunEdison Semiconductor will host a conference call today, August 7, 2014, at 9:00 a.m. ET to discuss the Company’s second quarter 2014 results and other related business matters. A live webcast will be available on the Company’s web site at www.sunedisonsemi.com. Interested investors should go to the Company's web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
A replay of the conference call will be available from 11:00 a.m. ET on August 7, 2014, until 11:59 p.m. ET on August 21, 2014. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 331389. A replay will also be available on the Company’s web site at www.sunedisonsemi.com.

About SunEdison Semiconductor
SunEdison Semiconductor is a global leader in the manufacture and sale of silicon wafers to the semiconductor industry. For over 55 years, SunEdison Semiconductor has been a pioneer in the design and development of silicon wafer technologies. With R&D and manufacturing facilities in the U.S., Europe and Asia, SunEdison Semiconductor enables the next generation of high performance semiconductor devices. SunEdison Semiconductor’s common stock is listed on the NASDAQ OMX Global Select market under the symbol "SEMI."

Contact
Chris Chaney
Director, Investor Relations & Corporate Communications
SunEdison Semiconductor Limited
cchaney@sunedisonsemi.com
+1 636 474 5226
-tables to follow-

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net sales to non-affiliates	$214.6	$205.8	$240.1	$420.4	$471.3
Net sales to affiliates	0.3	0.3	3.9	0.6	5.1
Cost of goods sold	194.5	197.8	212.6	392.3	422.5
Gross profit	20.4	8.3	31.4	28.7	53.9
Operating expenses (income):
Marketing and administration	19.6	21.8	26.1	41.4	48.4
Research and development	10.3	8.0	10.7	18.3	20.0
Restructuring reversals	(10.8)	(4.6)	(1.2)	(15.4)	(5.5)
Operating income (loss)	1.3	(16.9)	(4.2)	(15.6)	(9.0)
Non-operating expenses (income):
Interest expense	1.5	0.2	0.1	1.7	0.3
Interest income	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)
Interest income, net - affiliates	—	(0.1)	(1.6)	(0.1)	(2.1)
Other, net	2.0	(5.3)	(0.3)	(3.3)	(4.1)
Total non-operating expenses (income)	3.4	(5.3)	(1.9)	(1.9)	(6.1)
Loss before income tax (benefit) expense	(2.1)	(11.6)	(2.3)	(13.7)	(2.9)
Income tax (benefit) expense	(16.3)	3.6	9.4	(12.7)	18.5
Income (loss) before equity in (loss) earnings of equity method investments	14.2	(15.2)	(11.7)	(1.0)	(21.4)
Equity in (loss) earnings of equity method investments, net of tax	(0.1)	—	—	(0.1)	—
Net income (loss)	14.1	(15.2)	(11.7)	(1.1)	(21.4)
Net loss (income) attributable to noncontrolling interests	0.2	0.6	(1.5)	0.8	(2.3)
Net income (loss) attributable to SunEdison Semiconductor Limited	$14.3	$(14.6)	$(13.2)	$(0.3)	$(23.7)
Basic earnings (loss) per share	$0.34	$(0.35)	$(0.32)	$(0.01)	$(0.57)
Diluted earnings (loss) per share	$0.34	$(0.35)	$(0.32)	$(0.01)	$(0.57)
Weighted-average shares used in computing basic earnings (loss) per share	41.5	41.5	41.5	41.5	41.5
Weighted-average shares used in computing diluted earnings (loss) per share	41.5	41.5	41.5	41.5	41.5

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$115.4	$40.8
Accounts receivable, net	108.5	98.6
Accounts receivable, affiliate	22.4	14.1
Inventories	124.6	128.1
Deferred tax asset	8.4	8.5
Prepaid and other current assets	29.6	23.5
Total current assets	408.9	313.6
Property, plant, and equipment, net	695.4	724.9
Notes receivable, affiliate	—	18.7
Investments	140.6	—
Other assets	138.8	94.6
Total assets	$1,383.7	$1,151.8

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$2.1	$2.8
Accounts payable	109.9	105.1
Accounts payable, affiliate	12.5	106.8
Income taxes payable	15.1	14.4
Accrued liabilities	37.9	37.5
Accrued wages and salaries	25.9	35.3
Restructuring liabilities	27.8	47.6
Total current liabilities	231.2	349.5
Long-term debt, less current portion	205.8	7.6
Pension and post-employment liabilities	46.7	49.2
Restructuring liabilities	8.0	8.7
Other liabilities	26.3	25.6
Total liabilities	518.0	440.6

Shareholders' equity:
Ordinary shares	937.6	—
Net parent investment	—	777.2
Retained earnings	11.2	—
Accumulated other comprehensive loss	(84.3)	(110.2)
Total SunEdison Semiconductor Limited shareholders' equity	864.5	667.0
Noncontrolling interests	1.2	44.2
Total shareholders' equity	865.7	711.2
Total liabilities and shareholders' equity	$1,383.7	$1,151.8

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Cash flows from operating activities:
Net income (loss)	$14.1	$(15.2)	$(11.7)	$(1.1)	$(21.4)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	29.8	28.3	29.0	58.1	58.3
Stock-based compensation	1.7	2.3	3.1	4.0	6.5
(Benefit) provision for deferred taxes	(29.1)	(2.2)	2.3	(31.3)	4.7
Other	—	(0.4)	(5.3)	(0.4)	(10.2)
Changes in assets and liabilities:
Accounts receivable	(7.6)	(0.5)	15.2	(8.1)	8.5
Inventories	(2.1)	4.9	1.9	2.8	(1.3)
Amounts due from affiliates	(15.3)	(5.0)	(36.2)	(20.3)	(18.1)
Amounts due to affiliates	(66.8)	16.1	37.2	(50.7)	40.0
Prepaid and other current assets	(9.3)	3.6	(4.9)	(5.7)	1.1
Accounts payable and accrued liabilities	(12.6)	20.0	3.3	7.4	(3.6)
Pension and post-employment liabilities	(0.8)	(1.5)	(1.1)	(2.3)	(2.4)
Restructuring liabilities	(11.7)	(10.7)	(20.3)	(22.4)	(35.8)
Other	(15.5)	4.6	(14.0)	(10.9)	(6.5)
Net cash (used in) provided by operating activities	(125.2)	44.3	(1.5)	(80.9)	19.8
Cash flows from investing activities:
Capital expenditures	(22.3)	(19.6)	(31.5)	(41.9)	(62.1)
Notes receivable from affiliates	—	3.0	1.0	3.0	(21.4)
Net cash used in investing activities	(22.3)	(16.6)	(30.5)	(38.9)	(83.5)
Cash flows from financing activities:
Principal payments on long-term debt	(10.6)	—	(1.4)	(10.6)	(1.4)
Proceeds from long-term debt borrowings	210.0	—	—	210.0	—
Deferred financing costs and original issuance discount	(11.9)	—	—	(11.9)	—
Net parent investment	(148.7)	(30.7)	14.6	(179.4)	21.3
Proceeds from issuance of ordinary shares	186.3	—	—	186.3	—
Net cash provided by (used in) financing activities	225.1	(30.7)	13.2	194.4	19.9
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.1)	0.5	—	(4.2)
Net increase (decrease) in cash and cash equivalents	77.7	(3.1)	(18.3)	74.6	(48.0)
Cash and cash equivalents at beginning of period	37.7	40.8	73.5	40.8	103.2
Cash and cash equivalents at end of period	$115.4	$37.7	$55.2	$115.4	$55.2
Supplemental disclosures of cash flow information:
Interest paid, net of amount capitalized	$1.4	$—	$0.7	$1.4	$0.7
Income taxes paid, net	$14.8	$1.3	$15.3	$16.1	$17.1
Supplemental schedule of non-cash investing and financing activities:
Accounts payable relieved for acquisition of fixed assets	$(2.3)	$(3.5)	$(11.7)	$(5.8)	$(17.7)

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In millions)

ADJUSTED EBITDA CALCULATION [A]

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income (loss) attributable to SunEdison Semiconductor Limited shareholders	$14.3	$(14.6)	$(13.2)	$(0.3)	$(23.7)
Interest expense, net	1.4	—	(1.6)	1.4	(2.0)
Income tax (benefit) expense	(16.3)	3.6	9.4	(12.7)	18.5
Depreciation and amortization	29.8	28.3	29.0	58.1	58.3
Restructuring reversals	(10.8)	(4.6)	(1.2)	(15.4)	(5.5)
Stock compensation expense	1.7	2.3	3.1	4.0	6.5
Adjusted EBITDA [A]	$20.1	$15.0	$25.5	$35.1	$52.1

[A] Adjusted EBITDA is a non-GAAP financial measure. This measurement should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.
We define Adjusted EBITDA as earnings before net interest expense, income tax (benefit) expense, depreciation and amortization, restructuring (reversals) charges, gain on receipt of property, plant and equipment, long-lived asset impairment charges, and stock compensation expense. All of the omitted items are either (i) non-cash items or (ii) items that we do not consider in assessing our on-going operating performance. Because it omits non-cash items, we feel that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect our operating performance. Because it omits the other items, we believe Adjusted EBITDA is also more reflective of our on-going operating performance. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities; and

•	it is used by our management for internal planning purposes, including aspects of our combined operating budget and capital expenditures.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, working capital;

•	it does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt;

•	it does not reflect payments made or future requirements for income taxes;

•	it adjusts for restructuring (reversals) charges, gains on receipt of property, plant equipment, and long-lived asset impairments factors that we do not consider indicative of future performance;

•
although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of Adjusted EBITDA; and

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for such replacements.

Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis.